Exhibit 99.1
Neustar Reports Record Revenue for First Quarter 2011
STERLING, Va., April 21, 2011 — Neustar, Inc. (NYSE: NSR), a provider of market-leading, innovative solutions and directory services that enable trusted communication across networks, applications and enterprises around the world, today announced results for the quarter ended March 31, 2011 and affirmed guidance for full-year 2011.
Summary of Consolidated First Quarter Results Compared to First Quarter of 2010
•	Revenue increased 14% to $146.5 million

•	Net income totaled $72.0 million. Excluding a $41.9 million discrete income tax benefit, adjusted net income increased 19% to $30.0 million

•	Earnings per diluted share of $0.96. Excluding a $41.9 million discrete income tax benefit, adjusted earnings per diluted share increased 21% to $0.40

•	EBITDA increased 19% to $61.9 million, representing a 42% margin
In connection with the Company’s continued efforts to exit the Converged Messaging Services business, the Company recorded a $41.9 million income tax benefit in the first quarter of 2011, primarily associated with a worthless stock deduction for the common stock of Neustar NGM Services, Inc.
“Our strong first quarter results reflect the combination of a sharpened strategic focus and excellent execution,” said Lisa Hook, Neustar’s president and chief executive officer. “In addition, we continue to make good progress in leveraging our established assets and capabilities to build new revenue streams in attractive spaces adjacent to our core business.”
Paul Lalljie, Neustar’s chief financial officer added, “Our first quarter results demonstrate our Company’s ability to effectively grow the top line while investing in new initiatives capable of fueling future growth. We are particularly pleased with the 14% year-over-year revenue growth and the strong profit margins this quarter, establishing strong momentum for attaining our 2011 guidance.”
Discussion of First Quarter Results
Consolidated revenue totaled $146.5 million, a 14% increase from $129.0 million in the first quarter of 2010. This increase was driven by growth in both the Carrier Services and Enterprise Services business segments. In particular:
•	Carrier Services revenue totaled $110.0 million, a 10% increase from $99.8 million in the first quarter of 2010. This increase is primarily due to a $10.9 million increase in the established fixed fee under the Company’s contracts to provide NPAC Services, included in our Numbering Services revenue. Additionally, Order Management Services revenue increased by $2.6 million, primarily due to greater demand and usage from existing customers and the addition of new customers. Partially offsetting these revenue increases was a $1.1 million decrease in revenue from IP Services, resulting from the sale of certain assets associated with the continued wind down of our Converged Messaging Services business; and
•	Enterprise Services revenue totaled $36.5 million, a 25% increase from $29.2 million in the first quarter of 2010. This increase is primarily due to a $5.0 million increase in Internet Infrastructure Services revenue due to greater demand and usage from existing customers and the addition of new customers utilizing the Company’s expansive DNS solutions, including IP geolocation services. Additionally, Registry Services revenue increased by $2.3 million due to a greater number of common short codes and domain names under management.
Total operating expense increased 8% to $94.1 million from $87.0 million in the first quarter of 2010. The $7.2 million increase was primarily due to additional personnel and personnel-related expense to support expansion of the Company’s operations and new services, including increased stock-based compensation expense of $1.2 million attributable to the change in employment status of certain former executives.
Cash, cash equivalents and investments totaled $392.2 million as of March 31, 2011, compared to $382.4 million as of December 31, 2010. During the first quarter, the Company purchased approximately 712,000 shares of its Class A common stock at an average price of $25.95 per share, for a total purchase price of $18.5 million.
Business Outlook for 2011
The Company affirmed revenue and EBITDA guidance previously provided on February 2, 2011:
•	Revenue to range from $585 million to $600 million

•	EBITDA to range from $244 million to $254 million
To provide additional insight into the Company’s outlook for 2011, the Company provided the following guidance for net income and earnings per diluted share:
•	Net income to range from $165 million to $171 million, or between $2.19 and $2.26 per diluted share. Excluding the impact of the $41.9 million discrete income tax benefit, adjusted net income to range from $123 million to $129 million, or between $1.63 and $1.71 per diluted share. Per share calculations are based on an estimated 75.5 million diluted weighted average shares outstanding
Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income to EBITDA for the three months ended March 31, 2010 and 2011 and the year ended December 31, 2010. Also provided is a reconciliation of projected net income to projected EBITDA for the year ending December 31, 2011.
The reconciliation allows investors to appropriately consider each non-GAAP financial measure. These non-GAAP financial measures, however, should not be considered a substitute for or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these measures enhance investors’ understanding of the Company’s financial performance and the comparability of the Company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Prior disclosures of non-GAAP figures do not exclude the same items and as such should not be used for comparison purposes.
Previously in this press release, the Company described what its net income and earnings per diluted share: (a) would have been for the first quarter of 2011 and (b) is projected to be for the full-year 2011, excluding the $41.9 million discrete income tax benefit primarily associated with a worthless stock deduction for the common stock of Neustar NGM Services, Inc. The Company believes that this information will give investors a better understanding of the impact the tax benefit had on the Company’s results for the quarter and will have for the full-year 2011, and will serve as useful data by which to compare the Company’s financial performance to the same quarter of 2010 and future periods.

			Year		Year
	Three Months Ended		Ended		Ending
	March 31,		December 31,		December 31,
	2010	2011	2010(1)		2011(2)
	(in thousands, except per share data)
	(unaudited)
Revenue	$128,991	$146,495	$526,812		$592,500

Net income	$25,202	$71,975	$106,209		$168,000
Add: Depreciation and amortization	10,143	9,516	40,167		39,000
Less: Other expense (income)	358	2,310 (3)	586		300
Add: Provision (benefit) for income taxes	16,445	(21,927)	68,726		41,700

EBITDA	$52,148	$61,874	$215,688	(4)	$249,000

EBITDA per diluted share	$0.69	$0.82	$2.84		$3.30

EBITDA margin (5)	40%	42%	41%		42%

Weighted average diluted common
shares outstanding	75,944	75,285	76,065		75,500

(1)	The amounts expressed in this column are derived from the Company’s audited consolidated financial statements for the year ended December 31, 2010

(2)	The amounts expressed in this column are based on current estimates as of the date of this press release of results for the full year. This reconciliation is based on the midpoint of the revenue guidance

(3)	Includes a $1.9 million loss on the sale of certain assets of Neustar NGM Services, Inc. and its subsidiaries

(4)	Includes an $8.5 million impairment of long-lived assets related to the Company’s Converged Messaging Services and management transition costs of $6.0 million for restructuring and severance costs

(5)	EBITDA margin is a measure of EBITDA as a percentage of total revenue
Conference Call
As announced on April 6, 2011, Neustar will conduct an investor conference call to discuss the Company’s results today at 8:30 a.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the Company’s website (www.neustar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.

The conference call is also accessible via telephone by dialing (877) 795-3613 (international callers dial (719) 325-4899). For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, April 28, 2011 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 8609601, or by going to the Investor Relations tab of the Company’s website (www.neustar.biz).
Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts, are available on the Company’s website under the Investor Relations tab.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the Company’s expectations, beliefs and business results in the future, such as guidance regarding its 2011 results. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The Company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the Company’s operations; modifications to or terminations of its material contracts; its ability to successfully identify and complete acquisitions; integrate and support the operations of businesses the Company acquires; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to the Company on the date of this press release, and the Company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2011
	(unaudited)
Revenue:
Carrier Services	$99,788	$110,015
Enterprise Services	29,203	36,480

Total revenue	128,991	146,495
Operating expense:
Cost of revenue (excluding depreciation and
amortization shown separately below)	29,113	31,683
Sales and marketing	22,854	25,999
Research and development	4,078	4,038
General and administrative	18,449	21,183
Depreciation and amortization	10,143	9,516
Restructuring charges	2,349	1,718

	86,986	94,137

Income from operations	42,005	52,358
Other (expense) income:
Interest and other expense	(1,748)	(2,513)
Interest and other income	1,390	203

Income before income taxes	41,647	50,048
Provision (benefit) for income taxes	16,445	(21,927)

Net income	$25,202	$71,975

Net income per share:
Basic	$0.34	$0.97

Diluted	$0.33	$0.96

Weighted average common shares outstanding:
Basic	74,613	73,938

Diluted	75,944	75,285

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2010	2011
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$345,372	$326,220
Restricted cash	556	9,791
Accounts and unbilled receivables, net	89,438	90,856
Prepaid expenses and other current assets	19,213	18,077
Income taxes receivable	—	29,706
Deferred tax assets	6,146	5,929

Total current assets	460,725	480,579

Long-term investments	37,009	65,996
Property and equipment, net	74,296	82,883
Goodwill and intangible assets, net	143,625	142,497
Other assets, long-term	8,082	7,600
Deferred tax assets, long-term	10,137	5,488

Total assets	$733,874	$785,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,690	$47,162
Deferred revenue	31,751	31,228
Capital lease obligations	6,325	5,552
Accrued restructuring	4,703	2,717
Other liabilities	11,035	9,777

Total current liabilities	115,504	96,436

Deferred revenue, long-term	10,578	11,025
Capital lease obligations, long-term	4,076	3,099
Accrued restructuring, long-term	315	741
Other liabilities, long-term	7,289	10,021

Total liabilities	137,762	121,322
Total stockholders’ equity	596,112	663,721

Total liabilities and stockholders’ equity	$733,874	$785,043

NEUSTAR, INC.
SEGMENT REVENUE AND CONTRIBUTION
(in thousands)

	Three Months Ended
	March 31,
	2010	2011
	(unaudited)
Revenue (1):
Carrier Services	$99,788	$110,015
Enterprise Services	29,203	36,480

Total revenue	$128,991	$146,495

Segment contribution (2):
Carrier Services	$86,069	$94,743
Enterprise Services	12,788	15,651

Total segment contribution	$98,857	$110,394

(1) Carrier Services:
•	Numbering Services

•	Order Management Services

•	IP Services
Enterprise Services:
•	Internet Infrastructure Services

•	Registry Services
(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges are excluded from segment contribution. Such unallocated costs totaled $56.9 million and $58.0 million for the three months ended March 31, 2010 and 2011, respectively.
Contact Info:

Investor Relations Contact Brandon Pugh (571) 434-5659 brandon.pugh@neustar.biz	Media Contact Allen Goldberg (202) 368-4670 allen.goldberg@neustar.biz